Exhibit 99.1

Renewable Energy Group Reports Third Quarter 2015 Financial Results
Q3 2015 Highlights

•	120 million gallons sold, up 35.1% y/y

•	85 million gallons produced, up 33.0% y/y

•	Adjusted EBITDA of negative $10 million

•	Net loss of $16 million

•	Repurchased 837,065 shares in third quarter; 2,479,113 shares repurchased through October 31, 2015

•	Completed acquisition of 100 mmgy biorefinery and terminal assets at Grays Harbor, Washington

•	Low Carbon Fuel Standard readopted by the California Air Resources Board

Ames, IA, November 3, 2015 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the third quarter ended September 30, 2015.
Revenues for the quarter were $395 million, on 120 million gallons of fuel sold. Compared to the third quarter of 2014, REG sold 35.1% more gallons of fuel, while revenues increased by 2.8% due to a 27.4% decrease in the average price per gallon sold. Adjusted EBITDA for the quarter was negative $10 million compared to positive $11 million in the prior year period, without any adjustments for the 2014 Biodiesel Mixture Excise Tax Credit (BTC). Adjusted EBITDA for the third quarter of 2014, after giving effect to the retroactive reinstatement of the BTC (as discussed below), was $35 million. If the BTC is retroactively reinstated for 2015, we estimate that the net benefit for third quarter of 2015 would be between $35 and $40 million.
"Our third quarter results reflect the challenging market conditions in the energy and commodity sectors," said REG President and CEO Daniel J. Oh. "Further, RIN prices were depressed due to high industry production levels which reflect general anticipation of the retroactive reinstatement of the BTC for 2015. We have positioned the company to benefit from the potential reinstatement of the BTC for 2015 and a possible shift to a producer's tax credit in 2016."
Oh continued, "We are pleased the California Low Carbon Fuel Standard has been readopted and believe we are well positioned to serve that market from our Grays Harbor, Washington and certain Midwest plants."
Third Quarter 2015 Highlights
All figures refer to the quarter ending September 30, 2015, unless otherwise noted.
For the quarter, REG sold a total of 120.0 million gallons of fuel, an increase of 35.1% compared to the third quarter of 2014. REG produced 84.9 million gallons of biomass-based diesel during the quarter, a 33.0% increase when compared to the third quarter of 2014.
Revenues of $394.9 million increased 2.8% when compared to the third quarter of 2014. The increase is attributable to the 35.1% increase in gallons sold offset by the lower average sales price due to both lower heating oil and RIN prices. The average price per gallon of biomass-based diesel sold during the third quarter was $2.57, or 27.4% lower than in the same quarter of 2014.
Gross profit was $4.4 million, or 1.1% of revenues, compared to gross profit of $22.7 million, or 5.9% of revenues, for the third quarter of 2014. The decrease in gross profit was primarily due to compressed margins, as average sale prices declined more significantly than feedstock prices. Industry volume in the third quarter was elevated as participants made production decisions that included the expectation of a retroactive BTC reinstatement for 2015.
Net loss attributable to common stockholders was $0.36 per share on a fully diluted basis, or $15.7 million. This compares to a net income of $0.11 per share on a fully diluted basis, or $4.5 million, in the third quarter of 2014.
REG repurchased 837,065 shares during the third quarter at an average price of $9.31 per share. Through September 30, 2015, the Company has paid $19.3 million under its $30 million authorized share repurchase program, to repurchase 2,030,722 shares at an average price of $9.51 per share. Through October 31, 2015, the Company has repurchased 2,479,113 shares at an average price of $9.40 per share.
At September 30, 2015, REG had liquid assets, which includes cash, cash equivalents and marketable securities, of $73.8 million, a decrease of $27.4 million from the prior quarter end. This decrease was largely the result of the negative margin environment the Company experienced in the third quarter of 2015, coupled with cash spent on shares repurchased and capital expenditures.
At September 30, 2015, accounts receivable were $52.0 million, or 12 days of sales. Accounts receivable at June 30, 2015 were $59.9 million. Inventory was $78.9 million at September 30, 2015, or 18 days of sales, a decrease of $16.3 million from the prior quarter end.
Accounts payable was $78.7 million and $62.2 million at September 30, 2015 and June 30, 2015, respectively.
The table below summarizes REG’s results for the third quarter of 2015.
REG Q3 2015 and 2014 Revenues and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q3 2015	Q3 2014	Y/Y Change
Gallons sold	119,966	88,821	35.1%
Average selling price	$2.57	$3.54	(27.4)%
Total revenues	$394,856	$384,258	2.8%
Adjusted EBITDA prior to 2014 BTC allocation	$(10,360)	$10,893	N/M
Adjusted EBITDA	$(10,360)	$34,780	N/M
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
(In thousands)
Net income (loss)	$(15,671)	$4,572	$(56,138)	$13,220
Adjustments:
Income tax (benefit)	(1,050)	(248)	(2,654)	(12,274)
Interest expense	2,921	2,867	8,592	4,622
Bargain purchase gain from acquisition	(5,358)	—	(5,358)	—
Other (income) expense, net	462	(124)	(1,882)	(556)
Change in fair value of contingent liability	1,106	(1,059)	(722)	(1,443)
Straight-line lease expense	(19)	(142)	(322)	(455)
Depreciation	6,261	3,332	18,008	9,526
Amortization	(199)	303	(624)	(66)
Lease cancellation	—	—	—	1,904
Other	(4)	—	355	—
Non-cash stock compensation	1,191	1,392	3,427	4,041
Adjusted EBITDA before 2014 biodiesel tax credit is allocated into historical results [1]	(10,360)	10,893	(37,318)	18,519
Biodiesel tax credit [1]	—	23,887	—	55,215
Adjusted EBITDA	$(10,360)	$34,780	$(37,318)	$73,734

(1)
On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the federal biodiesel mixture excise tax credit for 2014. The retroactive credit for 2014 resulted in a net benefit to us that was recognized in the fourth quarter of 2014, however because this credit relates to the full year operating performance and results, in our calculation of EBITDA we allocated the credit based upon gallons sold among each of the quarters in 2014.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 11 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™ biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our financial results, our expectations regarding reinstatement of the biodiesel mixture excise tax credit (BTC) and trends in our market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, no retroactive reinstatement of the BTC for 2015, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; risks associated with fire or explosion at our facilities, including potential losses associated with the fires at our Geismar facility; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to use the technology acquired from LS9 to produce renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; our ability to successfully integrate Syntroleum and Dynamic Fuels and their employees into our existing business; whether REG Geismar will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2014, quarterly report on Form 10-Q for the quarter ended June 30, 2015 and other periodic filings with the Securities and Exchange Commission.

All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Director, Investor Relations +1 (515) 239-8048 Todd.Robinson@regi.com	The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
REVENUES:
Biomass-based diesel sales	$393,758	$382,296	$981,239	$919,255
Biomass-based diesel government incentives	1,066	1,830	18,132	16,742
	394,824	384,126	999,371	935,997
Services	32	132	165	219
	394,856	384,258	999,536	936,216
COSTS OF GOODS SOLD:
Biomass-based diesel	390,424	361,523	994,541	886,719
Services	27	20	111	67
	390,451	361,543	994,652	886,786

GROSS PROFIT	4,405	22,715	4,884	49,430
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	18,468	13,897	51,268	37,961
RESEARCH AND DEVELOPMENT EXPENSE	3,527	2,810	11,778	7,900
INCOME (LOSS) FROM OPERATIONS	(17,590)	6,008	(58,162)	3,569
OTHER INCOME (EXPENSE), NET	869	(1,684)	(630)	(2,623)
INCOME (LOSS) BEFORE INCOME TAXES	(16,721)	4,324	(58,792)	946
INCOME TAX BENEFIT	1,050	248	2,654	12,274
NET INCOME (LOSS)	$(15,671)	$4,572	$(56,138)	$13,220
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(15,675)	$4,504	$(55,783)	$13,362
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.36)	$0.11	$(1.27)	$0.33
DILUTED	$(0.36)	$0.11	$(1.27)	$0.32
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	43,844,005	42,374,768	43,979,266	40,216,467
DILUTED	43,844,005	42,432,005	43,979,266	40,228,929

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014
(in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,817	$63,516
Marketable securities	7,031	16,770
Accounts receivable, net	51,977	294,669
Inventories	78,907	97,508
Prepaid expenses and other assets	50,373	43,135
Restricted cash	—	12,845
Total current assets	255,105	528,443
Property, plant and equipment, net	563,072	493,196
Goodwill	191,477	188,275
Intangible assets, net	31,230	28,837
Investments	10,151	9,736
Other assets	16,877	19,586
Restricted cash	104,315	104,815
TOTAL ASSETS	$1,172,227	$1,372,888
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving lines of credit	$22,423	$16,679
Current maturities of long-term debt	4,696	5,746
Accounts payable	78,689	202,821
Accrued expenses and other liabilities	19,821	28,486
Deferred income taxes	9,031	14,899
Deferred revenue	—	16,680
Total current liabilities	134,660	285,311
Unfavorable lease obligation	17,800	19,170
Deferred income taxes	16,135	6,905
Contingent consideration for acquisitions	34,059	30,091
Long-term debt	252,246	247,183
Other liabilities	3,996	5,566
Total liabilities	458,896	594,226
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	713,331	778,662
TOTAL LIABILITIES AND EQUITY	$1,172,227	$1,372,888